Exhibit 10.3

VALERA PHARMACEUTICALS, INC.

7 Clarke Drive

Cranbury, NJ 08512

December 4, 2006

Poly-Med, Inc.

6309 Highway 187

Anderson, South Carolina 29625

Attn: S.W. Shalaby

Re:	Program for Absorbable Endoureteral Stent

Dear Dr. Shalaby:

Reference is made to the Revised Research and Development Proposal dated April 27, 2005 (the “Proposal”) and the Advanced Development and Pilot Production Outline issued on March 24, 2006, and revised on April 10, 2006 (the “Outline”), each prepared by Poly-Med, Inc. (“Poly-Med”) for Valera Pharmaceuticals, Inc. (“Valera”) with respect to the above-referenced program. Poly-Med and Valera are sometimes referred to as the “Parties”.

In connection with the activities and services performed and to be performed by Poly-Med pursuant to the Proposal and the Outline, the Proposal and the Outline contemplate that the Parties will enter into an agreement providing for (i) Poly-Med to grant Valera an exclusive worldwide license under Poly-Med’s patent rights and other intellectual property rights relating to the endoureteral stent to use and sell the endoureteral stent, in exchange for a royalty equal to 4% of net sales; and (ii) Poly-Med to manufacture and supply Valera with bulk quantities of the endoureteral stent for packaging and marketing on commercially reasonable terms (a “License and Supply Agreement”).

This is to confirm the Parties’ mutual intention and agreement (i) to engage in good faith negotiations to enter into such License and Supply Agreement on mutually acceptable terms and conditions; and (ii) that until June 30, 2007, or such later date as to which the Parties may agree (the “Negotiation Period”), Valera shall have a sole and exclusive option to obtain from Poly-Med a sole and exclusive license contemplated by the License and Supply Agreement, and Poly-Med shall negotiate exclusively with Valera with respect to the matters to be covered by such License and Supply Agreement. If the Parties remain in negotiations to enter into such License and Supply Agreement as of the expiration of the Negotiation Period, the Negotiation Period shall be extended by one additional sixty (60) day period at the request of either Party.

If the foregoing is in accordance with your understanding, please indicate your agreement and acceptance in the space provided below.

[Remainder of page intentionally left blank]

Very truly yours,

VALERA PHARMACEUTICALS, INC.

By:	/s/ David S. Tierney
	Name:	David S. Tierney
	Title:	President and CEO

Acknowledged and Agreed:

POLY-MED, INC.

By:	/s/ S.W. Shalaby
Name:	S.W. Shalaby
Title:	President/ Director of R & D